EXHIBIT 10.8

CONSULTING AGREEMENT

This Consulting Agreement is made as of the 14th day of December, 2009, by and between Todd Costello (“Consultant”), and ubroadcast, inc., a Delaware corporation (the “Company”).

WHEREAS, the Company is in need of business development services, including business-to-business promotional services and the development and implementation of brand awareness strategies; and

WHEREAS, Consultant possesses the skills and abilities to perform the services needed by the Company; and

WHEREAS, Consultant agrees to be engaged and retained by the Company upon the terms and conditions set forth herein; and

WHEREAS, due to its current lack of capital, the Company is unable to compensate Consultant in cash; and

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed:

1.           The Company hereby engages Consultant, on a non-exclusive basis, to render the following consulting services:

Consultant will create, update and maintain press and analyst lists; primary targets are editors and analysts who engage in B2B e-Commerce and e-Marketing, as well as trade publications for tightly defined vertical markets, such as entertainment, sports, education, etc.  The selection of these vertical markets will be based upon marketing projections and the Company’s customers.  Consultant will write, distribute and follow-up on at least one “case study” press release per month.  This service will include interviewing/researching the customer, creating and writing the press release, and releasing press releases on the wire using the Company’s account.  Consultant and the Company will also send these press releases out to its various distribution lists, and Consultant will follow up on inquires. Consultant will also review other press releases as needed.  In addition, Consultant will perform such other related services as may be reasonably requested by the Company.

Notwithstanding anything contained herein to the contrary, it is clearly understood and agreed to by the parties hereto that the aforementioned services to be provided by Consultant shall not, directly or indirectly, involve any capital raising efforts or promotion of the Company’s securities.

Consultant hereby accepts such engagement and agrees to render such consulting services throughout the term of this Agreement.  Consultant agrees that he shall be responsible for all expenses incurred in his performance hereunder.  It is further agreed that Consultant shall have no authority to bind the Company to any contract or obligation or to transact any business in the Company’s name or on behalf of the Company, in any manner. The parties intend that Consultant shall perform his services required hereunder as an independent contractor.

2.           The term of this Agreement shall commence upon the mutual execution of this Agreement and shall continue until May 31, 2010.

3.           In consideration of the services to be performed by Consultant, the Company agrees to pay to Consultant the following compensation:

the Company shall issue 1,785,000 shares of the Company’s $.001 par value common stock upon the mutual execution of the Agreement, which shares shall be issued pursuant to the 2009 Stock Ownership Plan of the Company and under the Company’s current Registration Statement on Form S-8 (Commission File No. 333-161934) on file with the Securities and Exchange Commission.

4.           The Company represents and warrants to Consultant that:

A.           The Company will cooperate fully and timely with Consultant to enable Consultant to perform her obligations hereunder.

B.           The execution and performance of this Agreement by the Company has been duly authorized by the Board of Directors of the Company.

C.           The performance by the Company of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of the Company or any contractual obligation by which the Company may be bound.

5.	Consultant represents and warrants to the Company that:

A.           Consultant is under no disability with respect to entering into, and performing under, this Agreement.

B.           The performance by Consultant under this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of any contractual obligation by which Consultant may be bound.

C.           Consultant represents and warrants that he has investigated the Company, its financial condition, business and prospects, and has had the opportunity to ask questions of, and to receive answers from, the Company with respect thereto.  Consultant acknowledges that he is aware that the Company currently lacks adequate capital to pursue its full plan of business.

6.           Until such time as the same may become publicly known, the parties agree that any information provided to either of them by the other of a confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this Agreement, and upon completion of Consultant's services and upon the written request of the Company, any original documentation provided by the Company will be returned to it.  Consultant, including each of his affiliates, will not directly or indirectly buy or sell the securities of the Company at any time when he or they are privy to non-public information.

Consultant agrees that he will not disseminate any printed matter relating to the Company without prior written approval of the Company.

Consultant agrees that he will comply with all applicable securities laws, in performing on behalf of the Company hereunder.

7.           All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address as to which notice pursuant to this section may be given, and shall be given by personal delivery, by certified mail (return receipt requested), Express Mail or by national or international overnight courier. Notices will be deemed given upon the earlier of actual receipt of three (3) business days after being mailed or delivered to such courier service.

Notices shall be addressed to Consultant at:

Todd Costello
24A Blossom Cove Road
Red Bank, New Jersey 07701

and to the Company at:

ubroadcast, inc.
Attention: John L. Castiglione
1666 Garnet Avenue
Suite 312
San Diego, California 92109

8.	Miscellaneous.

A.           In the event of a dispute between the parties arising out of this Agreement, both Consultant and the Company agree to submit such dispute to arbitration before the American Arbitration Association (the “Association”) at its San Diego, California, offices, in accordance with the then-current rules of the Association; the award given by the arbitrators shall be binding and a judgment can be obtained on any such award in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, can award attorneys fees to the prevailing party.

B.           This Agreement is not assignable in whole or in any part, and shall be binding upon the parties, their heirs, representatives, successors or assigns.

C.           This Agreement may be executed in multiple counterparts which shall be deemed an original. It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, if each party executes at least one counterpart.

D.           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

UBROADCAST, INC.

By: /s/
John L. Castiglione
President

/s/
Todd Costello